CINGULAR WIRELESS LLC

Exhibits — Press Release dated October 20, 2004 reporting financial results for the quarter ended September 30, 2004

Exhibit 99.1

Cingular Wireless Accelerates Subscriber Gains in the Third
Quarter, Drives Growth in Data Services, Generates Solid Momentum Ahead of
Proposed AT&T Wireless Acquisition

•	Cingular posts 657,000 net subscriber gain in third quarter, up 54 percent from gain in the second quarter of this year

•	2.8 million gross customer additions, Cingular’s best-ever quarterly total

•	Cellular/PCS data revenue up 116%

•	Cingular revenues up 4.9 percent to $4.3 billion

     ATLANTA, Oct. 20, 2004 – Cingular Wireless, one of the United States’ leading wireless providers and a joint venture between SBC Communications (NYSE: SBC) and BellSouth Corporation (NYSE: BLS), today reported solid third-quarter momentum in what it expects will be its final full quarter of operations before it acquires AT&T Wireless. Results were driven by accelerated subscriber growth and the expanding popularity of data services such as text and photo messaging.

     For the three months ended Sept. 30, 2004, Cingular achieved record gross subscriber additions of 2.8 million. This marked the fifth consecutive quarter in which Cingular has posted gross customer additions of more than 2.4 million.

     Cingular achieved a net subscriber gain during the quarter of 657,000, up 54 percent from its gain in the second quarter of this year, to bring its nationwide customer base to 25.7 million. This was Cingular’s strongest net-add quarter since the third quarter of 2003, when it posted a gain of 745,000. Average monthly subscriber churn was 2.8 percent, flat with the year-ago third quarter and up slightly from the second quarter of 2004 churn of 2.7%.

     “Ahead of our proposed acquisition of AT&T Wireless, Cingular executed at a high level,” said Stan Sigman, President and CEO of Cingular Wireless. “We grew the business, with net adds significantly above our run rate the past three quarters. Our brand is strong, as evidenced by our record gross adds. Response to the customer care innovations we have implemented this year continues to be positive. And our results this past quarter demonstrate solid momentum ahead of our proposed acquisition of AT&T Wireless.

     “Soon, we expect to receive approvals and close the AT&T Wireless transaction,” Sigman said. “This combination will benefit customers through expanded coverage and a stronger platform for innovation in next-generation wireless technologies. We have experience integrating wireless companies, and as we work to bring the two companies’

operations together, our number one focus will be giving customers great service and a seamless transition. I am excited about the potential offered by the acquisition.”

Financial Results

     Cingular’s third-quarter financial results were driven by solid revenue growth and record gross adds, though offset to a degree by a number of items that increased operating expenses.

•	Total third-quarter revenue grew to $4.3 billion, up 4.9 percent versus the third quarter of 2003 and up 2.5 percent versus the second quarter of 2004. Service revenues were up 4.4 percent.

•	Cellular/PCS data revenue increased 116 percent versus the year-ago third quarter, driven by the popularity of text messaging, mobile instant messaging, mobile e-mail, downloadable ringtones, games and photo messaging. Cingular delivered more than 1.4 billion text messages during the quarter, up over 60 percent from the third quarter of 2003.

•	Cingular’s cellular/PCS ARPU (average monthly service revenue per user) was $49.78 in the third quarter, down 1.1 percent from results in the second quarter of this year and 5.1 percent from the same quarter a year ago.

•	Cingular’s third-quarter operating expenses reflect increased costs to drive record gross customer additions. Operating expenses also included two items totaling $74 million; $43 million for integration planning costs ahead of the AT&T Wireless acquisition and a $31 million charge reflecting a fair value adjustment of Cingular Interactive assets, which the company agreed to sell in September.

•	On a reported basis, Cingular’s third-quarter operating expenses totaled $3.8 billion in the quarter, up 6.3 percent from the year-ago period, and Cingular’s third-quarter operating margin was 10.8 percent. (Operating margin is the percentage of operating income to operating revenue)

•	Excluding the $74 million identified above, operating expenses would have been $3.7 billion, up 4.2 percent versus the year-ago third quarter, and Cingular’s operating margin would have been 12.6 percent, up from 12.0 percent in the third-quarter of 2003.

Accelerated Data Initiatives

     Cingular also announced that it has made further progress on deployment of next-generation network technologies that deliver advanced, high-speed wireless data services:

•	During the third quarter, Cingular accelerated its deployment of EDGE (Enhanced Data rates for GSM Evolution) high-speed data technology, which gives customers faster speeds and more options in data services, and now has substantially all of its markets EDGE-enabled.

•	Cingular currently has a UMTS (Universal Mobile Telecommunications System) trial under way, and will soon be testing High Speed Downlink Packet Access (HSDPA), a technology that will ultimately support peak data speeds in excess of 7 Megabits per second (Mbps) for high-speed data and multimedia services.

New Products, Service Innovations

     In addition to accelerated deployment of EDGE technology and the UMTS (3G) testing, Cingular continues to innovate with new services and customer service initiatives. In the third quarter, Cingular:

•	completed roll-out of “The Cingular Service Summary,” an innovation that provides new customers a clear, personalized summary of their service plan within minutes of signing up for service. The document gives new customers easy-to-understand information about their service plan, a simulated first bill with expected charges, an example of an ongoing bill, color-coded coverage maps specific to their calling plan, and other details about the terms of service.

•	added to its leadership in mobile content, by joining forces with several of the wireless industry’s leading content providers to launch a new suite of travel-related applications including traffic reports, weather updates, maps and directions, and expense tracking.

•	announced the launch of Cingular’s Mobile Instant Messaging application using Yahoo! Messenger. This lets customers access their Yahoo! Messenger accounts and send or receive instant messages on their wireless phones through a full-color, graphical interface.

•	introduced a new enterprise-class wireless e-mail solution – Xpress Mail Enterprise Edition – that provides secure, real-time wireless access to e-mail, personal information management and other company information. The service provides push-based data access, multiple inboxes, global access and enterprise-class security.

About Cingular Wireless

     Cingular Wireless, a joint venture between SBC Communications (NYSE: SBC) and BellSouth (NYSE: BLS), serves more than 25 million voice and data customers across the United States. A leader in mobile voice and data communications, Cingular is the only U.S. wireless carrier to offer Rollover(SM), the wireless plan that lets customers keep their unused monthly minutes. Cingular is the largest provider of GSM services in the United States, and has a 100 percent digital GSM/GPRS footprint across its service area. It also launched the world’s first commercial deployment of wireless services using Enhanced Data rates for GSM Evolution (EDGE) technology. Cingular also provides corporate e-mail and other advanced data services through its GPRS and EDGE data networks. Details of the company are available at http://www.cingular.com.

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Third-Quarter Conference Calls

     SBC will host its third quarter earnings conference call, during which Cingular’s earnings results will be discussed, on Oct. 21, 2004. It will be broadcast live via the Internet at 10 a.m. Eastern time at http://www.sbc.com/investor_relations.

     BellSouth’s third-quarter earnings conference call, during which Cingular’s earnings results will be discussed, will be held at 10 a.m. Eastern time on Oct. 25, 2004 and can be accessed at http://www.bellsouth.com/investor/.

FORWARD-LOOKING INFORMATION

     In addition to historical information, this document and the conference calls referred to above may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include:

-	the pervasive and intensifying competition in all markets where we operate;

-	failure to quickly realize capital and expense synergies from the acquisition of AT&T Wireless as a result of technical, logistical, regulatory and other factors;

-	problems associated with the transition of our network to higher speed technologies;

-	slow growth of our data services due to lack of popular applications, terminal equipment, advanced technology and other factors;

-	sluggish economic and employment conditions in the markets we serve;

-	the final outcome of FCC proceedings, including rulemakings, and judicial review, if any, of such proceedings;

-	enactment of additional state and federal laws, regulations and requirements pertaining to our operations; and

-	The outcome of pending or threatened complaints and litigation.

     Such forward-looking information is given as of this date only, and Cingular assumes no duty to update this information.

CONTACTS:

INVESTOR RELATIONS:
Kent Evans
404-236-6203
kent.evans@cingular.com

Jeff Cannon
404-236-5486
jeffrey.cannon@cingular.com

MEDIA RELATIONS:
Clay Owen
404-236-6153 (office)
404-538-0124 (wireless)
clay.owen@cingular.com

Cingular Wireless LLC Income Statement — amounts in millions (unaudited)

	Quarter Ended			Year to Date
	9/30/2004	9/30/2003	% Change	9/30/2004	9/30/2003	% Change
Operating revenues:
Service revenues	$3,838	$3,676	4.4%	$11,197	$10,689	4.8%
Equipment sales	419	383	9.4%	1,157	882	31.2%
Total operating revenues	4,257	4,059	4.9%	12,354	11,571	6.8%
Operating expenses:
Cost of services	1,072	1,003	6.9%	2,937	2,714	8.2%
Cost of equipment sales	585	606	(3.5)%	1,627	1,453	12.0%
Selling, general and administrative	1,567	1,441	8.7%	4,401	3,927	12.1%
Depreciation and amortization	572	521	9.8%	1,689	1,517	11.3%
Total operating expenses	3,796	3,571	6.3%	10,654	9,611	10.9%
Operating income	461	488	(5.5)%	1,700	1,960	(13.3)%
Interest expense	200	197	1.5%	597	652	(8.4)%
Minority interest expense	20	25	(20.0)%	88	84	4.8%
Equity in net income (loss) of affiliates	(96)	(87)	10.3%	(293)	(235)	24.7%
Other income (expense), net	—	4	(100.0)%	5	37	(86.5)%
Income before income tax and cumulative effect of acctng. chg.	145	183	(20.8)%	727	1,026	(29.1)%
Provision for income taxes	—	6	(100.0)%	4	20	(80.0)%
Income before cumulative effect of accounting change	145	177	(18.1)%	723	1,006	(28.1)%

Selected Financial and Operating Data for Cingular Wireless — amounts in millions, except customer data in 000s

	Quarter Ended			Year to Date
	9/30/2004	9/30/2003	% Change	9/30/2004	9/30/2003	% Change
(Amounts in millions, except customer data in 000s)
Total Cellular/PCS Customers[1]	25,672	23,385	9.8%	25,672	23,385	9.8%
Net Customer Additions — Cellular/PCS	657	745	(11.8)%	1,639	1,474	11.2%
M&A Activity, Partitioned Customers and/or Other Adjs.	(29)	—		6	(14)
Churn — Cellular/PCS [2]	2.8%	2.8%	—	2.7%	2.6%	+10BP
ARPU — Cellular/PCS [3]	$49.78	$52.43	(5.1)%	$49.36	$52.12	(5.3)%
Minutes Of Use Per Cellular/PCS Subscriber	537	456	17.8%	516	436	18.3%
Licensed POPs — Cellular/PCS[4]	243	236		243	236
Penetration — Cellular/PCS [5]	11.4%	10.6%		11.4%	10.6%
Total Cingular Interactive Customers	653	788	(17.1)%	653	788	(17.1)%
Net Customer Additions — Cingular Interactive	(82)	—	100.0%	(136)	(29)	369.0%

Reconciliations of Non-GAAP Financial Measures to GAAP Financial Measures — amounts in millions (unaudited)

	Quarter Ended			Year to Date
	9/30/2004	9/30/2003	% Change	9/30/2004	9/30/2003	% Change
Total operating expenses	3,796	3,571	6.3%	10,654	9,611	10.9%
Less: Integration planning expenses	43	—	0.0%	43	—	0.0%
Less: Fair value adjustment for Cingular Interactive	31	—	0.0%	31	—	0.0%
Adjusted total operating expenses	$3,722	$3,571	4.2%	$10,580	$9,611	10.1%

Operating margin [6]	10.8%	12.0%	-120BP	13.8%	16.9%	-310BP
Less: Operating margin, integration planning expenses	1.0%	—		0.3%	—	—
Less: Operating margin, fair value adjustment for Cingular Interactive	0.7%	—		0.3%	—	—
Adjusted operating margin *	12.6%	12.0%	60BP	14.4%	16.9%	-250BP

*	Adjusted operating margin percentages may not sum due to rounding.

In an effort to be consistent with emerging industry practices, the income statement for all periods presented reflects billings to our customers for the Universal Service Fund (USF) and other regulatory fees as “Service revenues” and the related payments into the associated regulatory funds as “Cost of services” expenses. Operating income and net income for all periods have been unaffected.

Notes:

1	Cellular/PCS subscribers include customers served through reseller agreements.

2	Cellular/PCS subscriber churn is calculated by dividing the aggregate number of cellular/PCS subscribers who cancel service during each month in a period by the total number of cellular/PCS subscribers at the beginning of each month in that period.

3	ARPU is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.

4	Licensed POPs refers to the number of people residing in areas where we and our partners, Salmon and T-Mobile USA, Inc., have licenses to provide cellular or PCS service, including the New York City metropolitan area, and in areas where we have not yet commenced service, such as the Salt Lake City area.

5	Penetration calculation for 3Q04 is based on licensed “operational” POP’s of 226 million.

6	Operating margin is calculated by dividing Operating income by Total operating revenues.

Cingular Wireless LLC Balance Sheet — amounts in millions (unaudited)

	9/30/2004	12/31/2003	Incr(Decr)	% + /-
		(audited)
Assets
Current assets:
Cash and cash equivalents	88	1,139	(1,051)	(92.3)%
Accounts receivable - net of allowances for uncollectibles	1,611	1,592	19	1.2%
Inventory	274	273	1	0.4%
Prepaid expenses and other current assets	356	296	60	20.3%
Total current assets	2,329	3,300	(971)	(29.4)%
Property, plant and equipment - net	11,084	10,939	145	1.3%
Intangible assets - net	10,115	8,773	1,342	15.3%
Other assets	2,479	2,514	(35)	(1.4)%
Total assets	26,007	25,526	481	1.9%
Liabilities and members’ capital
Current liabilities:
Debt maturing within one year	17	95	(78)	(82.1)%
Accounts payable and accrued liabilities	2,833	3,092	(259)	(8.4)%
Total current liabilities	2,850	3,187	(337)	(10.6)%
Long-term debt to affiliates	9,678	9,678	-	0.0%
Long-term debt to external parties	2,974	2,914	60	2.1%
Total long-term debt	12,652	12,592	60	0.5%
Other noncurrent liabilities	676	604	72	11.9%
Minority interests in consolidated entities	631	659	(28)	(4.2)%
Members’ capital	9,198	8,484	714	8.4%
Total liabilities and members’ capital	26,007	25,526	481	1.9%